Exhibit 8.1

[Shearman & Sterling LLP Letterhead]

lcrouch@shearman.com (650) 838-3718	July 10, 2007

INTAC International, Inc.
12221 Merit Drive, Suite 600
Dallas, Texas 75251

Ladies and Gentlemen:

        We are acting as counsel to INTAC International, Inc., a Nevada corporation ("INTAC"), in connection with the preparation of the Registration Statement on Form S-4 (File No. 333-141286) filed by HSW International, Inc., a Delaware corporation ("HSW") with the Securities and Exchange Commission (the "Commission") on March 14, 2007, Amendment No. 1 to the Registration Statement filed on May 17, 2007, Amendment No. 2 to the Registration Statement filed on June 1, 2007 and Amendment No. 3 to the Registration Statement to be filed on the date hereof (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), common stock, par value $0.001 per share, of HSW. Any defined term used and not defined herein has the meaning given to it in the proxy statement/prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement.

        For purposes of the opinion set forth below, we have, solely as to factual matters and with the consent of INTAC and HSW, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Agreement and Plan of Merger dated as of April 20, 2006, as amended on January 29, 2007, attached as Appendix A to the Proxy Statement/Prospectus (the "Agreement") and the covenants contained in Section 7.9 of the Agreement. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/Prospectus.

        Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Proxy Statement/Prospectus under the caption "The Merger and Distribution Business Sale—Material United States Federal Income Tax Consequences of the Merger" is an accurate summary of the material U.S. federal income tax consequences to U.S. Holders of INTAC common stock of the transactions described therein. Such discussion is our opinion of the material U.S. federal income tax consequences to U.S. Holders of INTAC common stock of the transactions described therein.

        Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING LLP

L.E.C.